UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

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____________________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 12, 2011
____________________________________________________________________________________

You are cordially invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. on Thursday, May 12, 2011, at 11:00 a.m., on the 2nd floor of our corporate headquarters building located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The principal purposes of this meeting are to elect seven directors, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011, vote on two advisory proposals regarding executive compensation and transact such other business as may properly come before the meeting or any adjournments, assuming the presence of a quorum. Only stockholders of record at the close of business on March 1, 2011 will be entitled to vote at the meeting and any adjournments or postponements.

On April 1, 2011, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2010 Annual Report, and how to vote online.

Whether or not you plan to attend the meeting, your vote is very important, and we encourage you to vote promptly. You may vote via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods offered for voting will be contained in the proxy card or Notice of Internet Availability of Proxy Materials. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF DIRECTORS
JEFFREY D. MILLER
Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604
____________________________________________________________________________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2011
____________________________________________________________________________________

This proxy statement is being furnished to stockholders of Highwoods Properties, Inc. in connection with the solicitation of proxies for use at our annual meeting of stockholders on Thursday, May 12, 2011, at 11:00 a.m., on the 2nd floor of our corporate headquarters building located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The purposes of the meeting are set forth in the notice of meeting. This solicitation is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, March 1, 2011, are entitled to vote at the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 71,775,383 shares of common stock issued and outstanding.

On April 1, 2011, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet, in connection with the solicitation of proxies by our Board for use at the meeting and any adjournments or postponements. On the date of mailing, we will make our proxy statement and 2010 Annual Report publicly available on the Internet according to the instructions provided in the Notice of Internet Availability of Proxy Materials.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials except upon request. Instead, the notice will instruct you how to access and review all of the important information contained in the proxy materials online. The notice will also instruct you as to how you may submit your proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. Proposal One requires the vote of a plurality of all of the votes cast at the meeting. Proposals Two, Three and Four require the affirmative vote of a majority of the votes cast on each proposal. With respect to all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. As advisory votes, Proposals Three and Four are not binding upon us. However, our compensation and governance committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of these votes when making future compensation decisions for Named Executive Officers.

Brokerage firms and nominees are not allowed by NYSE rules to vote shares held in their clients’ accounts on uncontested elections of directors unless you have provided voting instructions. Consequently, if you want your shares voted on your behalf with respect to the election of directors, you must provide voting instructions. Voting on matters presented at stockholder meetings, particularly the election of directors, is the primary method for stockholders to influence the direction taken by a publicly-traded company.

Please vote by telephone or over the Internet as indicated in the Notice of Internet Availability of Proxy Materials. Alternatively, you may complete, sign, date and return the proxy card available on the Internet or in the accompanying proxy materials. If you hold your shares through a bank, broker or other nominee, they will give you separate voting instructions. Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011, FOR the advisory vote on executive compensation, FOR the advisory vote on holding say-on-pay votes every year and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board currently consists of eight members. The terms of office for all of our directors will expire at this meeting. Messrs. Adler, Anderson, Fritsch, Hartzell, Orr and Sloan and Ms. Kellett have been nominated as directors to hold office until the 2012 annual meeting of stockholders and until their successors are elected and qualified. The Board recommends a vote FOR each of the nominees as directors to hold office until the expiration of the term for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the Board.

Nominees for Election to Term Expiring 2012

Thomas W. Adler, 70, has been a director since June 1994. Mr. Adler is chairman of Playhouse Square Real Estate Services in Cleveland, Ohio. Mr. Adler formerly served on the board of directors of the National Association of Realtors and the boards of governors of the American Society of Real Estate Counselors and NAREIT. Mr. Adler is a trustee of Cleveland State University, past national president of the Society of Industrial and Office Realtors, was actively involved in the Urban Land Institute and serves on several non-profit boards in the Cleveland area. The Board recommends a vote FOR Mr. Adler given his expertise in underwriting, buying, selling and leasing real estate assets, his background as a certified real estate broker and the depth of his contacts throughout the real estate industry.

Gene H. Anderson, 65, has been a director since our combination with Anderson Properties, Inc. in February 1997 and served as regional manager for our Atlanta and Triad operations until his retirement on June 30, 2009. Mr. Anderson was president of Anderson Properties, Inc. from 1978 to February 1997. Mr. Anderson is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a past national board member of the National Association of Industrial and Office Properties. The Board recommends a vote FOR Mr. Anderson given his in-depth experience in acquiring, developing and operating real estate assets, knowledge of our operations resulting from serving as an executive officer of our company for more than 10 years and breadth of his contacts throughout the real estate industry.

Edward J. Fritsch, 52, has been a director since January 2001. Mr. Fritsch became our Chief Executive Officer in July 2004 and our President in December 2003. Prior to that, Mr. Fritsch was our Chief Operating Officer from January 1998 to July 2004 and was a Vice President and Secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor company in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is a member of the NAREIT board of governors and chair of its audit committee, director and president of the YMCA of the Triangle, trustee of the North Carolina Symphony, director of Capital Associated Industries, Inc. and member of its audit committee, member of Wachovia Bank’s central region advisory board and past chair of the University of North Carolina board of visitors. The Board recommends a vote FOR Mr. Fritsch given his strategic leadership skills, his experience in acquiring, developing, selling and operating real estate assets and his role as our Chief Executive Officer.

David J. Hartzell, Ph.D., 55, has been a director since February 2009. Dr. Hartzell is a Distinguished Professor in Real Estate at the University of North Carolina’s Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dr. Hartzell was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. The Board recommends a vote FOR Mr. Hartzell given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and his experience in real estate investment banking.

Sherry A. Kellett, 66, has been a director since November 2005. Ms. Kellett is a certified public accountant and served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett served as corporate controller of Southern National Corporation from 1991 until 1995 when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. Ms. Kellett is a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA, and is a director of Medical Properties Trust, Inc., a publicly-traded medical office REIT. The Board recommends a vote FOR Ms. Kellett given her experience leading the accounting department of a major financial institution, her background as a certified public accountant, her experience serving on the boards of a financial services company and another publicly-traded REIT and her risk assessment and financial reporting expertise.

L. Glenn Orr, Jr., 70, has been a director since February 1995. Mr. Orr has been president and chief executive officer of Orr Holdings, LLC since 2007 and was the managing director of The Orr Group from 1995 to 2007. Mr. Orr had served as president and chief executive officer of The Orr Group from 1995 to 2006. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. He previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. Mr. Orr is a member of the boards of directors of Medical Properties Trust, Inc., a publicly-traded medical office REIT, General Parts International, Inc., an international auto parts distributor, and Broyhill Management Fund, an investment firm, and he is a past chairman of the Wake Forest University board of trustees. The Board recommends a vote FOR Mr. Orr given his expertise in finance, capital markets and strategic transactions, his experience as chief executive officer and board chairman of a major financial institution and his experience serving on the boards of publicly-traded REITs.

O. Temple Sloan, Jr., 72, is Chair of the Board, a position he has held since March 1994. Mr. Sloan has served as chairman of General Parts International, Inc. since 1961. He is also currently chairman of Trail Creek Investments, Inc. He is also a director of Lowe’s Companies, Inc. and Golden Corral Corporation and serves on the national executive board of the Boy Scouts of America. Mr. Sloan retired as lead independent director of Bank of America Corporation in May 2009. In keeping with the spirit of our corporate governance guidelines, Mr. Sloan offered to retire from the Board as of the date of this meeting, which is the end of the first term after Mr. Sloan’s 72nd birthday. The Board declined this offer and recommends a vote FOR Mr. Sloan given his expertise in real estate, finance, capital markets and strategic transactions, his experience as founder, chief executive officer and board chairman of one of the largest privately-owned companies in North Carolina, his knowledge of our operations resulting from serving as a director of our company and its predecessors for more than 30 years and his experience serving on the boards of a variety of major, publicly-traded institutions.

Retiring Director—Term Expiring 2011

Lawrence S. Kaplan, 68, has been a director since November 2000. Mr. Kaplan is a certified public accountant and retired in 2000 as a partner from Ernst & Young LLP where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan previously served as a director of Maguire Properties, Inc., a publicly-traded office REIT. Mr. Kaplan will retire as a director upon expiration of his term at this meeting.

CORPORATE GOVERNANCE

Board Independence, Leadership and Other Activities

Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying certain bright-line criteria established by the NYSE, the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board has determined that Ms. Kellett and Messrs. Adler, Hartzell, Kaplan, Orr and Sloan each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. The Board does not believe a lease of office space to a family business controlled by Mr. Sloan entered into in May 2008 and amended in May 2009 for total over-the-term base rent of approximately $1.2 million impairs Mr. Sloan’s independence since both parties were represented by licensed real estate brokers and the terms and conditions of the lease were comparable to terms and conditions then prevailing in the competitive marketplace. In addition, none of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors, or three-fourths of the Board, are independent. Under NYSE rules, Mr. Anderson will not qualify as independent until at least June 30, 2012, the third anniversary of his retirement from our company.

While Mr. Sloan, an independent director, has served as Chair of the Board since our initial public offering in 1994, the Board has no policy with respect to the separation of the positions of Chair and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in our best interests for the Board to make a determination at such time in the future when Mr. Sloan is no longer a director.

The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company and our stockholders. The Board oversees our company’s overall strategic planning process, including the implementation and effectiveness of our strategic plan. As part of this process, our Board regularly evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The Board believes that establishing an appropriate “tone at the top” and candid conversation between management and the board are essential for effective risk management and oversight. While the Board oversees management’s overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities, the audit committee is responsible for overseeing the steps management takes to monitor and control financial risk exposures, including management’s risk assessment and risk management policies, and the compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The Board and its committees routinely meet and communicate with our executive officers as appropriate in the Board’s consideration of matters submitted for Board approval and risk associated with such matters.

Meetings and Committees

The Board held four in-person meetings and two conference call meetings in 2010. At each in-person meeting of the Board, our non-management directors meet in executive session. The Chair of the Board (or, in the Chair’s absence, another independent director designated by the Chair) presides over such executive sessions. In 2010, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served.

The table below provides membership information for each of the committees of the Board during 2010:

Director	Board	Audit	Compensation and Governance	Executive	Hedge Policy	Investment
Mr. Adler	Member			Member		Member
Mr. Anderson	Member					Member
Mr. Fritsch	Member			Ex-Officio		Chair
Dr. Hartzell	Member	Member				Member
Mr. Kaplan	Member	Chair			Member
Ms. Kellett	Member	Member
Mr. Orr	Member		Chair	Member	Member
Mr. Sloan	Chair		Member	Chair		Member

The Board encourages its members to attend each annual meeting of stockholders. All of our directors attended our 2010 annual meeting.

Compensation and Governance Committee

Our compensation and governance committee currently consists of Messrs. Orr and Sloan. Mr. Orr serves as chair of the compensation and governance committee. Both members are independent directors.

The compensation and governance committee determines compensation for our executive officers and implements our non-equity and equity incentive plans. Since 2009, grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full Board based on the recommendations of the compensation and governance committee.

The committee also makes recommendations concerning Board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the compensation and governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics of Board members as well as the composition of the Board as a whole. This assessment includes consideration as to the members’ independence, ages, skills and experience in the context of the needs of the Board. The Board also seeks diversity among directors in terms of the factors listed in the preceding sentence. The same criteria are used by the compensation and governance committee in evaluating nominees for directorship. See also “—Director Qualifications, Nominations and Evaluations.” The “Investor Relations/Governance Documents” section of our website includes an online version of the compensation and governance committee charter. Our website is located at www.highwoods.com.

The committee is responsible for reviewing any transactions that involve potential conflicts of interest involving executive officers, directors and their immediate family members. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the Chief Executive Officer, who will then address the matter with the committee and the full Board. In that situation, the potentially conflicted director would recuse himself or herself from all discussions of the Board or any committee related to the conflict, except to the extent the Board or a committee requests the conflicted director to participate. Any vote by the Board or a committee to approve the matter or transaction giving rise to the conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board. Because the facts and circumstances regarding potential conflicts cannot be predicted, the Board has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the Board will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding the conflict.

During 2010, the compensation and governance committee held four in-person meetings.

Director Qualifications, Nominations and Evaluations. In making any nominee recommendations to the Board, the compensation and governance committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the Chair of the Compensation and Governance Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The compensation and governance committee may, in its sole discretion, reject or accept any such recommendation for any reason.

The Board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the Board. However, the Board does not believe that in every instance directors who retire or change from the positions they held when they were elected to the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the compensation and governance committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. The Board also believes that it is in our best interests that a director offer to resign at the end of the term after such director’s 72nd birthday. Upon receipt of any such offer to resign, the compensation and governance committee will evaluate whether to accept such offer at its next regularly-scheduled meeting and provide its recommendation to the full Board, together with its recommendation for a potential replacement, if applicable. The Board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our Board.

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the compensation and governance committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. This assessment is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to our overall success and specifically focuses on areas in which the Board believes that its performance could improve.

For information about our stock ownership guidelines, see “—Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Stock Ownership Guidelines.”

Compensation and Governance Committee Interlocks and Insider Participation. Neither of the members of our compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each was and is an independent director. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board or compensation and governance committee.

Compensation and Governance Committee Report. The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis included herein with our management. Based on such review and discussions, the compensation and governance committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation and Governance Committee

L. Glenn Orr, Jr. (chair)	O. Temple Sloan, Jr.

Audit Committee

Our audit committee currently consists of Ms. Kellett and Messrs. Kaplan and Hartzell. Mr. Kaplan serves as chair of the audit committee. Each member is an independent director and none has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “Compensation of Directors and Executive Officers – Director Compensation in 2010.” Further, the Board has determined that each of the foregoing directors is financially literate and two members, Mr. Kaplan and Ms. Kellett, both of whom are certified public accountants, are financial experts.

The audit committee approves the engagement of our independent registered public accounting firm, reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financial reporting. The audit committee also oversees our internal audit and risk management functions. The “Investor Relations/Governance Documents” section of our website includes an online version of the audit committee charter.

During 2010, the audit committee held four in-person meetings and six conference call meetings.

Audit Committee Report. The audit committee oversees the financial reporting process on behalf of the Board. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed with management and Deloitte & Touche LLP the company’s audited financial statements for the year ended December 31, 2010 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2010 contained in the 2010 Annual Report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance). The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2010 Annual Report.

In addition, the audit committee received written disclosures from Deloitte & Touche LLP that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche LLP the firm’s independence from management and the audit committee and considered the compatibility of any non-audit services rendered by Deloitte & Touche LLP on the firm’s independence.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2010 Annual Report with the SEC, the audit committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report.

Audit Committee

Lawrence S. Kaplan (chair)	David J. Hartzell	Sherry A. Kellett

Investment Committee

Our investment committee currently consists of Messrs. Adler, Anderson, Fritsch, Hartzell and Sloan. Mr. Fritsch serves as chair of the investment committee. Pursuant to delegated authority from the Board, the investment committee has overall responsibility for acquisitions, developments, redevelopments and dispositions. The investment committee, which held 13 conference call meetings in 2010, generally meets on call to review and approve investment transactions.

Hedge Policy Committee

Our hedge policy committee currently consists of Messrs. Kaplan and Orr. Pursuant to delegated authority from the Board, the hedge policy committee establishes policies regarding our interest rate risk management and reviews and approves interest rate hedge contracts. Both members are independent. The hedge policy committee held no meetings in 2010.

Executive Committee

Our executive committee currently consists of Messrs. Adler, Orr, and Sloan. Mr. Fritsch, as our Chief Executive Officer, serves as an ex-officio member of the committee. The executive committee meets on call by the Chair of the Board and may exercise all of the powers of the Board, subject to the limitations imposed by applicable law, the bylaws or the Board. Each member (other than the Chief Executive Officer) is independent. During 2010, the executive committee held four in-person meetings and seven conference call meetings.

Other Stockholder Information

The Board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website.

The Board has established a process for interested parties, including employees and stockholders, to communicate directly with our independent directors. Written communications may be addressed to the Chair of the Board, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the audit committee concerning our regulatory compliance, accounting, audit or internal controls issues. Written communications may be addressed to the Chair of the Audit Committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of business conduct and ethics by calling (800) 677-9884.

The “Investor Relations/Governance Documents” section of our website includes online versions of our corporate governance guidelines, code of business conduct and ethics, code of ethics for our Chief Executive Officer and senior financial officers, audit committee charter and compensation and governance committee charter.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Guidelines. Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Corporate Executive Officers	5x Base Salary
Divisional Vice Presidents and Other Officers	2x Base Salary
Directors	3x Base Annual Retainer

Pursuant to a policy adopted by our Board effective January 1, 2009, our directors and officers may not directly or indirectly engage in any transactions pursuant to which shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership, are held in margin accounts or otherwise pledged to secure personal loans or lines of credit or similar forms of indebtedness without the prior consent of the compensation and governance committee. None of our officers or directors has pledged shares of common stock as collateral, except that Mr. Anderson pledged 400,000 operating partnership units and 65,000 shares of common stock to secure a personal line of credit prior to adoption of this policy.

Beneficial Ownership Table. The following table sets forth the beneficial ownership of our common stock as of the mailing date of this proxy statement for each director and executive officer and the directors and executive officers as a group. The table also sets forth the beneficial ownership of our common stock as of December 31, 2010 for each person or group known to us to be holding more than 5% of our common stock.

	Number of Shares	Percent of All
Name of Beneficial Owner	Beneficially Owned	Shares (1)
O. Temple Sloan, Jr.	277,342	*
Edward J. Fritsch	824,898	1.1%
Thomas W. Adler	39,626	*
Gene H. Anderson	857,879	1.2%
David J. Hartzell	11,130	*
Lawrence S. Kaplan	10,104	*
Sherry A. Kellett	21,841	*
L. Glenn Orr, Jr.	27,301	*
Terry L. Stevens	157,954	*
Michael E. Harris	164,791	*
Jeffrey D. Miller	95,399	*
BlackRock, Inc. (2)	6,658,026	9.3%
FMR LLC (3)	10,250,937	14.3%
ING Clarion Real Estate Securities, LLC (4)	5,875,095	8.2%
APG Asset Management US Inc. (5)	5,644,057	7.9%
Invesco Ltd. (6)	6,544,909	9.1%
The Vanguard Group, Inc. (7)	7,348,917	10.3%
All executive officers and directors as a group (11 persons)	2,488,265	3.4%
___________________________
*     Less than 1%
(1)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.

(2)	Located at 40 East 52nd Street, New York, NY 10022.
(3)
Located at 82 Devonshire Street, Boston, MA 02109. FMR LLC is the parent holding company of Fidelity Management & Research Company, Real Estate Investment Portfolio, FIL Limited, Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC, which are investment advisers for a variety of segregated Fidelity mutual funds and indices. According to Schedule 13G filed with the SEC, the reporting persons are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other entities within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act. Therefore, they are of the view that the shares held by the other entities need not be aggregated for purposes of Section 13(d).

(4)	Located at 201 King of Prussia Rd. Suite 600, Radnor, PA 19087.
(5)	Located at 666 Third Avenue, New York, NY 10017.
(6)	Located at 1555 Peachtree Street NE, Atlanta, GA 30309.
(7)	Located at 100 Vanguard, Blvd., Malvern, PA 19355. Includes 3,786,677 shares beneficially owned by Vanguard Specialized Funds – Vanguard REIT Index Fund.

Equity Compensation Plans. The table set forth below provides information as of December 31, 2010 with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	1,480,196	$27.95	3,166,026
Equity Compensation Plans Not Approved by Stockholders	--	--	--

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation of our principal executive officer, principal financial officer and two other executive officers during 2010, which we collectively refer to as the “Named Executive Officers”:

Edward J. Fritsch	President and Chief Executive Officer
Terry L. Stevens	Senior Vice President and Chief Financial Officer
Michael E. Harris	Executive Vice President and Chief Operating Officer
Jeffrey D. Miller	Vice President, General Counsel and Secretary

Compensation Decision-Making. Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including Named Executive Officers. For additional information about our compensation and governance committee, see “Corporate Governance—Compensation and Governance Committee.” Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee generally at the beginning of each year. Actual compensation decisions with respect to our other Named Executive Officers are made by the committee generally at the beginning of each year after receiving input from Mr. Fritsch. Officers have not received an increase in base salary since 2008.  Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full Board based on the recommendations of the compensation and governance committee.

Our current executive compensation program is based upon extensive input from Mercer Human Resource Consulting, which the compensation and governance committee retained in 1999, 2004 and 2007 to review our existing compensation practices and suggest changes based on trends and developments impacting executive officer compensation and its best practices knowledge. Neither the compensation and governance committee nor management has engaged a compensation consultant since 2007.

Other than Mr. Harris, none of our Named Executive Officers has an employment agreement with us. We entered into a three-year employment contract with Mr. Harris on July 1, 2004. The contract is thereafter extended automatically for additional three-year periods unless we give notice to Mr. Harris during the 60-day period ending one year prior to expiration of the contract. Mr. Harris may terminate the contract at any time upon 30 days’ prior written notice to us. The contract provides for a minimum annual base salary of $305,000 for Mr. Harris, which may be increased by the committee.

We have change in control contracts with each of Messrs. Fritsch, Stevens, Harris and Miller that provide for payments and benefits to such officers upon an actual or constructive termination within 36 months from the date of a change in control. For additional information, see “Change in Control Arrangements” in this Compensation Discussion and Analysis and “—Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1 million deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws. We generally believe that compensation earned by officers under our compensation program is deductible for tax purposes.

Compensation Objectives and Components. Compensation for our officers, including Named Executive Officers, is based largely on the following principles:

•	variable compensation is a significant part of compensation with the percentage at-risk increasing at higher levels of responsibility;
•	differences in executive compensation should reflect differing levels of responsibility and performance within our organization;
•
employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and assessed contribution;

•	performance-based compensation focuses officers on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;
•
incentive compensation plans should encourage officers to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term viability of our company; and

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.

A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs with comparable revenues that our Board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets and capital structure. The peer group typically changes from time to time due to industry consolidation, new market entrants, etc. In 2010, our peer group consisted of the following REITs:

•   Brandywine Realty Trust;
•   Corporate Office Properties Trust;
•   Duke Realty Corp.;
•   Kilroy Realty Corp.;
•   Liberty Property Trust;
•   Mack-Cali Realty Corp.; and
•   Parkway Properties, Inc.

Publicly-available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Differences in market capitalization among the peer group companies and our company are considered. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain of our division officers and other division operations personnel (but not Named Executive Officers) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be up to $100,000 per speculative development and $150,000 per build-to-suit development (which such funds would be included in the pro forma budget for the project if applicable). The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our senior management and the investment committee of our Board, whose members are not eligible to receive such incentives. We also pay our in-house leasing representatives commissions for signed leases in accordance with customary market practices. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which excludes leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company, none of whom are eligible to receive any such commissions. Generally, lease transactions of a particular size or that contain certain terms or conditions that exceed certain guidelines also must be approved in advance by our senior management. Additionally, we have an internal guideline whereby customers that account for more than 3% of our revenues are periodically reviewed with the Board. As of December 31, 2010, no customer accounted for more than 3% of our annualized cash revenues other than the federal government, which accounted for 9.7% of our revenues, and AT&T, which accounted for 3.5% of our revenues.

Base Salary. Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of Named Executive Officers is approximately the 50th percentile compared to our peer group.

 Given relatively high unemployment rates and a lack of significant inflationary pressures on cost of living and other relevant metrics in our markets, the compensation and governance committee approved management’s recommendation that officer base salaries not be increased in 2009 or 2010.

Annual Non-Equity Incentive Program. In 2010, all of our officers, including Named Executive Officers, participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments (which were paid in March 2011) based on a percentage of their annual base salary in effect for December 2010. Under this component of our executive compensation program, officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. For 2010, the target annual incentive percentage was 130% for Mr. Fritsch, 95% for Mr. Harris, 90% for Mr. Stevens and 75% for Mr. Miller. In addition to considering the pay practices of our peer group in determining each officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position within the company, the greater the portion of compensation that varies with performance.

The amount an officer may earn under the annual non-equity incentive compensation program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For Messrs. Fritsch, Harris, Stevens and Miller, who served as corporate executives during 2010, the actual performance factor was based on the goals and criteria applied to our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our forecasted and re-forecasted performance, which we believe is an important tool in keeping our employees focused on achieving our strategic goals.

The components and weighting of each year’s metrics, which are set by the compensation and governance committee prior to or near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match our company’s overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics.

The performance criteria for officers during 2010 and 2011, which are equally weighted, are the following:

•	per share FFO excluding any gains or impairments associated with depreciable properties or joint venture interests and any unusual charges or credits that may occur;

•
net operating income (on a division-by-division basis) excluding any unusual charges or credits that may occur and including a capital charge/credit applied with respect to any investment activity; and

•	average occupancy (on a division-by-division basis).

The compensation and governance committee sets threshold, target and maximum levels with respect to each of the factors. The following table sets forth information about the performance-based metrics under our annual non-equity incentive program for 2010:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Per Share FFO	$2.33	$2.45	$2.69
Net Operating Income	1.0% Growth	3.0% Growth	7.0% Growth
Average Occupancy	85.6%	91.5%	94.0%

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2010 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee has retained the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular year and/or any particular officer to more appropriately reflect, in the committee’s sole judgment, actual performance, market conditions, unanticipated circumstances and other factors. The compensation and governance committee did not exercise its right to modify the actual performance factor for any of the Named Executive Officers in 2010. For 2010, the actual performance factor under the non-equity incentive program was 88% for corporate executives, including Messrs. Fritsch, Stevens, Harris and Miller.

The following table sets forth information about the performance-based metrics under our annual non-equity incentive program for 2011:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Per Share FFO	$2.44	$2.52	$2.62
Net Operating Income	0.5% Growth	3.0% Growth	7.0% Growth
Average Occupancy	87.0%	91.5%	94.0%

Equity Incentive Compensation—Overview. Our officers, including our Named Executive Officers, are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide the executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and assessed contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Corporate Governance – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to Named Executive Officers valued at amounts generally ranging in the aggregate from 180% to 295% of their annual base salary depending upon position within our company. Such values are generally determined using the fair market value of our common stock as of the grant date and, with respect to performance-based awards, assume achievement of targeted levels of performance. The mix consists of 20% in stock options, 40% in time-based restricted stock and 40% in restricted stock that vests after a three-year period only to the extent we achieve pre-determined strategic targets and/or total return of our common stock. Dividends received on restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. For the past 10 years, such percentage amount has generally remained constant at 295% for our Chief Executive Officer and 180% for our Chief Operating Officer, Chief Financial Officer and General Counsel. Such awards are generally issued on or about March 1 of each year.

Equity Incentive Compensation—Stock Options. The compensation and governance committee believes that stock option awards are an important and useful component of our equity incentive compensation program. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our common stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, stock option exercises generally have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends. Stock options issued since 2005 expire after seven years and vest ratably on an annual basis over four years. If an officer dies or becomes disabled, unexercised stock options generally are forfeited within six months. If an officer otherwise leaves our employ for any reason other than for cause, except as provided under our retirement plan, unexercised stock options generally are forfeited three months after termination of employment. If an officer’s employment is terminated for cause, unexercised stock options are forfeited upon termination of employment.

Equity Incentive Compensation—Time-Based Restricted Stock. The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention device and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis over a four-year term. If an officer leaves our employ at any time before the fourth anniversary of the date of grant, unvested shares will be forfeited upon termination of employment except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies, unvested shares of time-based restricted stock will automatically vest. If an officer becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants.

Equity Incentive Compensation—Total Return-Based Restricted Stock. The compensation and governance committee believes the issuance of total return-based restricted stock is an important retention device that incentivizes our officers to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.

Shares of total return-based restricted stock issued in 2010 and 2011 will generally vest only to the extent our absolute total return for the applicable three-year period ending December 31st is at least 22%. Accordingly, if our absolute total return is not at least 22%, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. If our absolute total return ranges between 22% and 44%, the percentage of total return-based restricted stock that vests will range between 50% and 100%. If our absolute total return ranges between 44% and 88%, all of the total-return based restricted stock will vest and we will issue an amount of additional shares up to 150% of the original total return-based restricted stock award. These additional shares, if any, would be fully vested when issued. Notwithstanding the foregoing, if our total return is not at least 22% but our total return index exceeds 100% of the peer group total return index, then 50% of the total return-based restricted stock will vest at the end of the applicable period.

If an officer leaves our employ at any time before the end of the three-year cycle, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies or becomes disabled, a pro rata portion of his total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.

Employee Benefits and Perquisites. Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short- and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program, except that we pay an officer’s family premium. Additionally, officers are entitled to receive additional annual perquisites not widely available to all salaried employees, typically items such as a vehicle allowance and reimbursement for personal financial consulting services and the costs of a physical exam not otherwise covered by our health insurance. We also reimbursed Mr. Fritsch on a tax grossed-up basis for supplemental life insurance coverage during 2010.

Change in Control Arrangements. We have change in control agreements with Messrs. Fritsch, Stevens, Harris and Miller that provide benefits to such officers in the event of actual or constructive termination of employment within a three-year period after a change in control involving our company. Our compensation and governance committee believes the benefits payable upon a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our Board determines that pursuing a potential change in control is in our stockholders’ best interest.

Retirement Plan. We have a retirement plan applicable to all employees who, at the time of retirement, have at least 30 years of continuous qualified service or are at least 55 years old and have at least 10 years of continuous qualified service. Subject to one-year advance written notice and execution of and compliance with a non-compete agreement with us, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement. Stock options and time-based restricted stock granted to such eligible retiree during his or her employment would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any performance-based and total return-based restricted stock originally granted to such eligible retiree during his or her employment that subsequently vests after the retirement date according to the terms of their original grants. Mr. Harris is currently eligible to receive benefits under this plan in the event of retirement.

Incentive Compensation Recoupment Policy. Our corporate governance guidelines provide that, in the event of a significant restatement of our historical financial results, the Board will review any incentive compensation that was provided to officers on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If (1) the incentive compensation would have been lower had it been based on the restated financial results and (2) the Board determines that any officer engaged in fraud or intentional misconduct as of the date such financial results were completed for personal pecuniary gain that caused or substantially caused the need for the restatement, then the Board will, to the extent practicable, seek to recover from such officer the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated.

Summary Compensation

The following table sets forth information concerning the compensation of the Named Executive Officers:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Nonqualified Deferred Compensation Earnings (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
Edward J. Fritsch President and CEO	2010 2009 2008	$540,750 $540,750 $538,391	$1,276,614 $937,882 $1,279,995	$319,042 $227,887 $319,043	$165 $191 $617	$617,982 $1,054,461 $1,179,994	$653,660 $669,476 $679,741	$3,408,213 $3,430,647 $3,997,781
Terry L. Stevens Senior Vice President and CFO	2010 2009 2008	$339,900 $339,900 $338,417	$489,637 $359,728 $490,908	$122,363 $87,403 $122,363	$1,378 $1,278 $1,180	$268,924 $458,865 $513,492	$112,269 $104,426 $86,234	$1,334,471 $1,351,600 $1,552,594
Michael E. Harris Executive Vice President and COO	2010 2009 2008	$360,500 $360,500 $358,927	$519,306 $381,519 $520,665	$129,778 $92,700 $129,779	$503 $466 $762	$301,068 $513,712 $574,869	$131,335 $141,896 $145,044	$1,442,490 $1,490,793 $1,730,046
Jeffrey D. Miller Vice President, General Counsel and Secretary	2010 2009 2008	$258,788 $258,788 $257,659	$372,772 $273,873 $373,809	$93,164 $66,546 $93,168	-- -- --	$170,624 $291,136 $325,796	$99,152 $85,502 $59,118	$994,500 $975,845 $1,109,550
___________________________
(1)
Reflects the grant date fair value of such awards. For information regarding our assumptions in the valuation of outstanding restricted stock and stock options, see Note 13 to the Consolidated Financial Statements in our 2010 Annual Report. As reflected in the table under “Grants of Plan-Based Awards in 2010,” assuming maximum levels of performance are satisfied with respect to total return-based restricted stock granted in 2010, on December 31, 2012, Mr. Fritsch will receive an additional 32,723 shares, Mr. Stevens will receive an additional 12,551 shares, Mr. Harris will receive an additional 13,311 shares and Mr. Miller will receive an additional 9,555 shares. Based on the $29.05 per share price of our common stock on February 26, 2010, the original award date, the value of such additional shares would be $950,603, $364,607, $386,685 and $277,573, respectively. Assuming maximum levels of performance are satisfied with respect to total return-based restricted stock granted in 2009, on December 31, 2011, Mr. Fritsch will receive an additional 48,486 shares, Mr. Stevens will receive an additional 18,597 shares, Mr. Harris will receive an additional 19,724 shares and Mr. Miller will receive an additional 14,159 shares. Based on the $18.89 per share price of our common stock on March 1, 2009, the original award date, the value of such additional shares would be $915,901, $351,297, $372,586 and $267,464.

(2)
Prior to 2006, officers could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any officer who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Officers who deferred compensation prior to 2006 in this manner continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to the 15% discount on the assumed issuance of additional phantom stock upon the declaration of a dividend. Such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock. Such fluctuations in implied value are reflected in the “Aggregate Earnings” column in the table under “Nonqualified Deferred Compensation Table.”

(3)	Consists of cash amounts earned under our annual non-equity incentive program. All such cash payouts earned under this program in a given year were paid in the following year.

All Other Compensation in 2010

The following table sets forth information regarding “All Other Compensation” in the table above for 2010:

Name	401(k) Match	Supplemental Life Insurance Premiums	Dividends on Restricted Stock	Financial Consulting Services	Vehicle Allowance	Other Benefits	Total All Other Compensation
Edward J. Fritsch	$11,025	$329,422	$279,588	$14,308	$10,649	$8,668	$653,660
Terry L. Stevens	$11,025	--	$86,585	$247	$7,800	$6,612	$112,269
Michael E. Harris	$11,025	--	$97,323	$6,101	$7,800	$9,086	$131,335
Jeffrey D. Miller	$11,025	--	$65,969	$6,104	$7,800	$8,254	$99,152

Grants of Plan-Based Awards in 2010

The table below sets forth information with respect to plan-based awards granted in 2010 to the Named Executive Officers. The grant date for all equity incentive plan awards was February 26, 2010.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name and Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch
Annual Non-Equity Incentive	$351,488	$702,975	$1,405,950
Total Return-Based Restricted Stock				10,908	21,815	54,538				$642,888
Time-Based Restricted Stock							21,815			$633,726
Stock Options								64,323	$29.05	$319,042

Terry L. Stevens
Annual Non-Equity Incentive	$152,955	$305,910	$611,820
Total Return-Based Restricted Stock				4,184	8,367	20,918				$246,575
Time-Based Restricted Stock							8,367			$243,061
Stock Options								24,670	$29.05	$122,363

Michael E. Harris
Annual Non-Equity Incentive	$171,238	$342,475	$684,949
Total Return-Based Restricted Stock				4,437	8,874	22,185				$261,517
Time-Based Restricted Stock							8,874			$257,790
Stock Options								26,165	$29.05	$129,778

Jeffrey D. Miller
Annual Non-Equity Incentive	$97,045	$194,091	$388,182
Total Return-Based Restricted Stock				3,185	6,370	15,925				$187,724
Time-Based Restricted Stock							6,370			$185,049
Stock Options								18,783	$29.05	$93,164
_______________
(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our Named Executive Officers were eligible to earn in 2010 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “—Summary Compensation” includes actual cash amounts earned under these plans by our Named Executive Officers for 2010.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted to such Named Executive Officer in 2010. None of the restricted stock granted in 2010 had vested as of December 31, 2010.

(3)
Reflects the fair value of each applicable grant of stock options and restricted stock. For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see Note 13 to our Consolidated Financial Statements included in our 2010 Annual Report.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2010, which is based on our year-end stock price of $31.85 per share:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	85,888		$26.15	2/28/14
Edward J. Fritsch	182,807		$26.27	2/29/12
Edward J. Fritsch	72,865		$32.37	2/28/13
Edward J. Fritsch (3)	31,224	10,409	$42.03	3/01/14
Edward J. Fritsch (4)	50,164	50,164	$29.48	3/02/15
Edward J. Fritsch (5)	4,151	94,953	$18.89	2/29/16
Edward J. Fritsch (6)		64,323	$29.05	2/25/17
Edward J. Fritsch (7)					84,599	$2,694,478	55,942	$1,781,753

Terry L. Stevens	26,614		$32.37	2/28/13
Terry L. Stevens (3)	11,404	3,802	$42.03	3/01/14
Terry L. Stevens (4)	19,240	19,239	$29.48	3/02/15
Terry L. Stevens (5)		36,417	$18.89	2/29/16
Terry L. Stevens (6)		24,670	$29.05	2/25/17
Terry L. Stevens (8)					22,805	$726,339	21,457	$683,405

Michael E. Harris	33,606		$32.37	2/28/13
Michael E. Harris (3)	14,401	4,801	$42.03	3/01/14
Michael E. Harris (4)	10,203	20,406	$29.48	3/02/15
Michael E. Harris (5)		38,625	$18.89	2/29/16
Michael E. Harris (6)		26,165	$29.05	2/25/17
Michael E. Harris (9)					24,403	$777,236	22,757	$724,810

Jeffrey D. Miller (3)	11,103	3,701	$41.08	3/23/14
Jeffrey D. Miller (4)	14,650	14,648	$29.48	3/02/15
Jeffrey D. Miller (5)		27,727	$18.89	2/29/16
Jeffrey D. Miller (6)		18,783	$29.05	2/25/17
Jeffrey D. Miller (10)					17,641	$561,866	16,335	$520,270
________________
(1)	Consists of time-based restricted stock.
(2)	Consists of performance-based restricted stock and total return-based restricted stock.
(3)	Such stock options were issued in March 2007. All remaining unexercisable stock options became exercisable prior to the mailing of this proxy statement.
(4)	Such stock options were issued in March 2008 and vest ratably on an annual basis over a four-year term.
(5)	Such stock options were issued in March 2009 and vest ratably on an annual basis over a four-year term.
(6)	Such stock options were issued in March 2010 and vest ratably on an annual basis over a four-year term.
(7)
With respect to shares of time-based restricted stock, 21,774 shares vested prior to the mailing of this proxy statement, 25,000 shares are scheduled to vest in April 2011, 18,836 shares are scheduled to vest in March 2012, 13,535 shares are scheduled to vest in March 2013 and 5,454 shares are scheduled to vest in March 2014. With respect to shares of performance-based restricted stock and total return-based restricted stock, 1,803 shares are scheduled to vest by April 30, 2011, 32,324 shares are scheduled to vest on December 31, 2011 and 21,815 shares are scheduled to vest on December 31, 2012 if and to the extent the vesting criteria is satisfied.

(8)
With respect to shares of time-based restricted stock, 8,298 shares vested prior to the mailing of this proxy statement, 7,224 shares are scheduled to vest in March 2012, 5,191 shares are scheduled to vest in March 2013 and 2,092 shares are scheduled to vest in March 2014. With respect to shares of performance-based restricted stock and total return-based restricted stock, 692 shares are scheduled to vest by April 30, 2011, 12,398 shares are scheduled to vest on December 31, 2011 and 8,367 shares are scheduled to vest on December 31, 2012 if and to the extent the vesting criteria is satisfied.

(9)
With respect to shares of time-based restricted stock, 9,017 shares vested prior to the mailing of this proxy statement, 7,661 shares are scheduled to vest in March 2012, 5,506 shares are scheduled to vest in March 2013 and 2,219 shares are scheduled to vest in March 2014. With respect to shares of performance-based restricted stock and total return-based restricted stock, 734 shares are scheduled to vest by April 30, 2011, 13,149 shares are scheduled to vest on December 31, 2011 and 8,874 shares are scheduled to vest on December 31, 2012 if and to the extent the vesting criteria is satisfied.

(10)
With respect to shares of time-based restricted stock, 6,595 shares vested prior to the mailing of this proxy statement, 5,501 shares are scheduled to vest in March 2012, 3,952 shares are scheduled to vest in March 2013 and 1,593 shares are scheduled to vest in March 2014. With respect to shares of performance-based restricted stock and total return-based restricted stock, 526 shares are scheduled to vest by April 30, 2011, 9,439 shares are scheduled to vest on December 31, 2011 and 6,370 shares are scheduled to vest on December 31, 2012 if and to the extent the vesting criteria is satisfied.

Option Exercises and Stock Vested in 2010

The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock by the Named Executive Officers during 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward J. Fritsch	40,248	$451,107	64,795	$2,032,089
Terry L. Stevens	29,997	$252,125	15,052	$457,321
Michael E. Harris	12,875	$170,144	27,152	$850,613
Jeffrey D. Miller	9,243	$123,485	9,338	$288,236

Nonqualified Deferred Compensation in 2010

Prior to 2010, each officer could elect to defer all or a portion of his base salary and/or amounts earned under our annual non-equity incentive plan, which was then invested in unrelated mutual funds under our non-qualified deferred compensation plan. We indefinitely suspended this option to defer compensation earned beginning January 1, 2010. The investment options under the deferred compensation plan are identical to the investment options available to all employees under our 401(k) plan, except that the funds remain assets of our company until payout. Payout elections, which are made at the discretion of each participant, must be made during or prior to the year in which the deferral occurs, as required by applicable income tax regulations.

The following table sets forth information with respect to nonqualified deferred compensation of the Named Executive Officers during 2010:

Name	Aggregate Balance at December 31, 2009	Executive Contributions (1)	Aggregate Earnings (1)	Aggregate Distributions	Aggregate Balance at December 31, 2010
Edward J. Fritsch	$2,153,561	--	$51,876	$2,028,469	$176,968
Terry L. Stevens	$356,636	$229,433	$55,299	--	$641,368
Michael E. Harris	$241,141	--	$22,607	--	$263,748
Jeffrey D. Miller	--	--	--	--	--
__________
(1)	Such amounts consist of amounts earned under our annual non-equity incentive program in 2009 that are also reported under “—Summary Compensation Table.” Such amounts were paid in 2010.
(2)
Consists of changes in the value of deferrals invested in unrelated mutual funds and units of phantom stock and includes the value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend. The value attributable to the assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend is also reflected in the “Nonqualified Deferred Compensation Earnings” column in the table under “—Summary Compensation.”

Post-Employment Compensation

Post-Employment Benefits for Messrs. Fritsch, Stevens and Miller. Under the terms of the applicable equity awards, in the event the employment of any of Messrs. Fritsch, Stevens or Miller had been terminated as of December 31, 2010 due to their death or disability, all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock and performance-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2010 would have continued to be exercisable for a six-month period thereafter. For information regarding outstanding restricted stock and stock options as of December 31, 2010, see “—Outstanding Equity Awards at 2010 Fiscal Year-End.”

Post-Employment Benefits for Mr. Harris. Our employment contract with Mr. Harris restricts him from competing with us during employment and, except in certain circumstances, for a one-year period after termination of employment. His employment contract provides for, among other things, a severance payment in the event of termination by us without cause or termination by Mr. Harris for good reason equal to his base salary then in effect for the greater of one year from the date of termination or the remaining term of the contract plus amounts earned under our annual non-equity incentive program but unpaid as of the employment termination date. The following scenarios assume the employment of Mr. Harris had been terminated as of December 31, 2010. In the event of his death, the estate of Mr. Harris would have been entitled to receive a cash payment of $331,110. In the event of his disability, Mr. Harris would have been entitled to receive a cash payment of $481,318. In the event of his death or disability, all of Mr. Harris’ unvested time-based restricted stock would have vested immediately, a pro rata portion of his total return-based restricted stock and performance-based restricted stock as of the date of his death would have been non-forfeitable and continue to vest according to the terms of their original grants and his stock options exercisable as of December 31, 2010 would have continued to be exercisable for a six-month period thereafter. In the event of termination by us without cause or by him with good reason, Mr. Harris would have been entitled to receive a cash payment of $661,568, continuing benefits valued at $14,964 and all of his unvested restricted stock and outstanding stock options, whether or not then exercisable, would have been non-forfeitable and would have vested automatically. In the event of termination by Mr. Harris without good reason, Mr. Harris would have been entitled to receive a cash payment of $30,042, continuing benefits valued at $1,247 and his stock options exercisable as of December 31, 2010 would have continued to be exercisable for a three-month period thereafter. For information regarding his outstanding restricted stock and stock options as of December 31, 2010, see “—Outstanding Equity Awards at 2010 Fiscal Year-End.”

Benefits Upon a Change in Control. We have change in control agreements with each of Messrs. Fritsch, Stevens, Harris and Miller that provide benefits to such officers in the event of certain voluntary or involuntary actual or constructive termination of employment within a three-year period after a change in control involving our company. The agreements generally provide that, if within 36 months from the date of a change in control, the employment of the executive officer is terminated without cause, including a voluntary termination because such executive officer’s responsibilities are changed, salary is reduced or responsibilities are diminished or because of a voluntary termination for any reason in months 13, 14 or 15 following the change in control, such executive officer will be entitled to receive 2.99 times a base amount. An executive’s base amount for these purposes is equal the sum of (1) 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus (2) the greater of (a) the average amount earned under our annual non-equity incentive program for the preceding three years or (b) the amount earned under such program during the most recently completed fiscal year. Each executive officer would also be entitled upon any such termination to receive an additional stay bonus otherwise payable on the first anniversary of the change in control in an amount equal to the base amount referred to in the preceding sentence. In the event of a change in control, Messrs. Fritsch, Stevens, Harris and Miller are each also entitled to receive a gross-up payment to pay for any applicable Section 280G excise taxes on excess parachute payments. As of April 13, 2011, the expiration date of the change in control agreements will be April 13, 2014. The expiration dates of the change in control agreements are automatically extended for one additional year on each anniversary date unless we give notice at least 60 days prior to such anniversary date that the term will not be extended.

For purposes of these arrangements, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;

•
the individuals who currently constitute the Board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the Board) cease for any reason to constitute a majority of the Board;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

The table set forth below describes the benefits Messrs. Fritsch, Stevens, Harris and Miller would have each received assuming the employment of such officers had been terminated in connection with a change in control that occurred as of December 31, 2010. For purposes of this table, we assume the per share price of our common stock was $31.85, which was the closing price on the NYSE on December 31, 2010. Our equity incentive plans provide for the immediate vesting of all options, restricted stock and benefits upon a change in control. The value of stock options and restricted stock that vested prior to the change in control and other benefits that are payable in accordance with their terms, regardless of the occurrence of a change in control, such as benefits under our deferred compensation plan and retirement plan, are not deemed under SEC rules to be payments upon a termination following a change in control.

Name	Cash Payment (1)	Value of Benefits (2)	Value of Vesting of Time-Based Restricted Stock (3)	Value of Vesting of Performance-Based and Total Return-Based Restricted Stock (4)	Value of Vesting of Stock Options (5)	Excise Tax Gross-Up Payments
Edward J. Fritsch	$6,917,349	$1,108,705	$2,694,478	$770,814	$1,529,584	--
Terry L. Stevens	$3,426,437	$86,618	$726,339	$295,649	$586,637	$1,404,903
Michael E. Harris	$3,757,251	$114,268	$777,236	$313,557	$622,204	--
Jeffrey D. Miller	$2,316,854	$125,690	$561,866	$225,087	$446,650	$1,141,700
__________
(1)
Includes amounts earned under our annual non-equity incentive program for 2010 but unpaid as of December 31, 2010. The change in control arrangements require the payment to our Named Executive Officers of amounts earned but unpaid as of the date of the change in control. Such amounts, which are deemed to have been earned in 2010, are also reflected in the table under “—Summary Compensation.”

(2)
Consists of the present actuarial benefits of continuing health care and other benefits. Upon a termination in connection with a change in control, Messrs. Fritsch and Harris would also be entitled to receive continuing health insurance coverage until such officer becomes eligible for standard medical benefits under Medicare.

(3)	Consists of time-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2010.
(4)	Consists of total return-based restricted stock held by such Named Executive Officer that had not vested as of December 31, 2010.
(5)	Consists of stock options held by such Named Executive Officer that had not vested as of December 31, 2010.

In the event the employment of the Named Executive Officers had not been terminated in connection with a change in control that occurred as of December 31, 2010, all of the outstanding restricted stock and unexercisable stock options (the in-the-money values of which are set forth in the table above) would have vested as of such date. Additionally, the Named Executive Officers would have been eligible to receive a stay bonus on the first anniversary of the change in control in an amount equal to the sum of (1) 12 times the highest monthly salary paid to the executive during the 12-month period ending prior to the change in control plus (2) the greater of (a) the average amount earned under our annual non-equity incentive program for the preceding three years or (b) the amount earned under such program during the most recently completed fiscal year. Assuming a change in control had occurred as of December 31, 2010, the stay bonus payable on December 31, 2011 would have been $1,578,789 for Mr. Fritsch, $791,357 for Mr. Stevens, $866,211 for Mr. Harris and $537,902 for Mr. Miller. None of Messrs. Fritsch, Stevens, Harris or Miller would have been subject to Section 280G excise tax in the event of continued employment.

Director Compensation in 2010

During 2010, the Chair of the Board received an annual cash retainer of $60,000 and other non-employee directors received annual cash retainers of $45,000. Members of the audit, executive and compensation and governance committees received additional annual cash retainers of $5,000 for each committee, except that the additional annual cash retainer was $10,000 for the chair of the compensation and governance committee and $20,000 for the chair of the audit committee. Non-employee directors on the investment committee received additional annual cash retainers of $10,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the Board or its committees. Each non-employee director also receives a grant of time-based restricted stock at the beginning of each year with a value of approximately $60,000.

The table set forth below provides information concerning the compensation of persons serving as non-employee directors during 2010:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Thomas W. Adler	$60,000	$60,150	--	$8,915	$129,065
Gene H. Anderson (4)	$55,000	$60,150	--	$3,328	$118,478
David J. Hartzell	$60,000	$60,150	--	$6,358	$126,508
Lawrence S. Kaplan	$65,000	$60,150	$38	$8,915	$134,103
Sherry A. Kellett	$50,000	$60,150	--	$8,915	$119,065
L. Glenn Orr, Jr.	$60,000	$60,150	--	$8,915	$129,065
O. Temple Sloan, Jr.	$80,000	$60,150	$502	$8,911	$149,563
_____________________
(1)	Reflects the grant date fair value of such awards. Restricted stock issued in 2010 to directors will vest ratably on an annual basis over a four-year term.
(2)
Prior to 2006, non-employee directors could elect to defer cash compensation for investment in units of phantom stock. At the end of each calendar quarter, any director who deferred compensation into phantom stock was credited with units of phantom stock at a 15% discount. Dividends on the phantom units are assumed to be issued in additional units of phantom stock at a 15% discount. Directors who deferred compensation prior to 2006 in this manner continue to be credited with additional units of phantom stock at a 15% discount upon the declaration of dividends. The amount set forth in the table consists of the value attributable to assumed issuance of additional phantom stock at a 15% discount upon the declaration of a dividend, but such amounts do not take into account fluctuations in the implied value of such phantom stock based on changes in the value of our common stock.

(3)
Consists of dividends received in 2010 on outstanding restricted stock. Such dividends are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. Excludes dividends received by Mr. Anderson in 2010 on outstanding restricted stock that had been earned during his period of employment. Mr. Anderson retired as an officer of our company on June 30, 2009

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee intends to appoint Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2011. If the appointment of Deloitte & Touche LLP is not ratified, the audit committee anticipates that it will nevertheless engage Deloitte & Touche LLP as our independent registered public accounting firm for 2011, but it will consider whether it should select a different independent registered public accounting firm for 2012.

Representatives of Deloitte & Touche LLP are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

The Board recommends a vote FOR this proposal.

Principal Accountant Fees

Aggregate fees recorded in our financial statements for professional services rendered by our independent registered public accounting firm were as follows:

	2010	2009
Audit Fees (1)	$888,519	$1,188,406
Tax Fees (2)	$34,821	$48,871
All Other Fees (3)	--	$25,000
_____________
(1)
Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports. Also includes fees billed for professional services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents) and assisting in responding to SEC comment letters.

(2)	Consist of fees billed for professional services for tax compliance, tax advice and tax planning.
(3)	Consist of fees billed for professional services related to a review of our internal audit function.

Pre-Approval Policies

The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent registered public accounting firm. All fees paid to our independent registered public accounting firm for services incurred during 2010 were pre-approved in accordance with the committee’s policies. Before an independent registered public accounting firm is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the audit committee or such services must fall within a category of services that are pre-approved by the audit committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the audit committee chair, with a review by the audit committee at its next scheduled meeting. The audit committee has determined that the rendering of the non-audit services by Deloitte & Touche LLP during or relating to 2010 was compatible with maintaining such firm’s independence.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 10 of this proxy statement, the Board believes that our current executive compensation program appropriately links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders.

Highlights of our program include the following:

•	Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

•
Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.

•
Officers earn amounts under our annual non-equity incentive compensation program only to the extent pre-defined performance criteria established by our compensation and governance committee are achieved during the year.

•
A substantial portion of the long-term equity incentive awards granted to officers is at risk to the extent pre-defined performance criteria established by our compensation and governance committee are not achieved during any applicable three-year cycle.

•
Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.

•
We have a recoupment policy under which the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Board recommends a vote FOR this proposal.

PROPOSAL FOUR:

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As described above in Proposal Three, our stockholders are being provided the opportunity to cast an advisory vote on our executive compensation program. The advisory vote on executive compensation described in Proposal Three is referred to as a “say-on-pay vote.”

Proposal Four affords stockholders the opportunity to cast an advisory vote on how often we should conduct a say-on-pay vote at future annual stockholder meetings. Under this proposal, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding upon us. Our compensation and governance committee may decide that it is in the best interests of our stockholders that we hold a say-on-pay vote more or less frequently than the option approved by our stockholders. However, the committee will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

The Board recommends that stockholders vote to hold say-on-pay votes EVERY YEAR (as opposed to every two years or every three years).

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

  To be considered for inclusion in the 2012 proxy material, stockholder proposals to be presented at the 2011 annual meeting of stockholders must be received by our secretary prior to December 3, 2011. If a stockholder wishes to present a proposal at the 2012 annual meeting, whether or not the proposal is intended to be included in the 2012 proxy material, our bylaws require that the stockholder give advance written notice to our secretary not less than 60 nor more than 90 days prior to May 12, 2012, which is the first anniversary of this meeting. If a stockholder is permitted to present a proposal at the 2012 annual meeting but the proposal was not included in the 2012 proxy material, the compensation and governance committee has determined that our proxy holder would have the discretionary authority granted by the proxy card to vote on the proposal if the proposal was received after February 16, 2012.

COSTS OF PROXY SOLICITATION

The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and Wells Fargo Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000.

BY ORDER OF THE BOARD OF DIRECTORS

O. TEMPLE SLOAN, JR.
Chair of the Board of Directors

April 1, 2011

Highwoods PROPERTIES

3100 SMOKETREE COURT - SUITE 600
RALEIGH, NC 27604-1051

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Thomas W. Adler
02 Gene H. Anderson
03 Edward J. Fritsch
04 David J. Hartzell
05 Sherry A. Kellett
06 L. Glenn Orr, Jr.
07 O. Temple Sloan, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011	☐	☐	☐
3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES	☐	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS TWO AND THREE, AND FOR EVERY YEAR WITH RESPECT TO PROPOSAL FOUR.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000093659_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

HIGHWOODS PROPERTIES, INC.
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on May 12, 2011, and the Proxy Statement in connection therewith; (b) appoints Edward J. Fritsch and Jeffrey D. Miller, and each of them, as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 1, 2011, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether few or many shares are owned. Delay in returning your proxy may subject the Company to additional expense.

0000093659_2 R1.0.0.11699

Continued and to be signed on reverse side